UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 17, 2006

Hyperion Solutions Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26934	77-0277772
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5450 Great America Parkway, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-588-8109

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2006 Hyperion Solutions Corporation ("Hyperion") entered into a new employment agreement effective July 1, 2006 (the "Agreement") with Jeffrey R. Rodek, its Executive Chairman of the Board.

Mr. Rodek's Agreement is attached hereto as Exhibit 10.1. Under the Agreement, Mr. Rodek will be paid a base salary of $400,000 per year and will receive the same annual equity grant to which the non-employee members of the Board of Directors are entitled. Mr. Rodek’s Agreement is for a one year term and provides that Hyperion may terminate his employment at any time for any reason (or no reason) with 30 days advance written notice. If Hyperion terminates Mr. Rodek’s employment for any reason other than permanent disability or cause, then, among other benefits, Hyperion will continue to pay Mr. Rodek his base salary for another 12 months.

In the event that Hyperion is subject to a change in ownership and/or control during the term of the Agreement and (i) within 12 months thereafter, Mr. Rodek resigns for good reason; or (ii) within 3 months prior to, or 12 months thereafter, Hyperion terminates Mr. Rodek's employment for any reason other than permanent disability or cause, Hyperion will continue to pay Mr. Rodek his base salary for another 12 months, and all of Mr. Rodek's unvested stock options, restricted stock, restricted stock units or other similar forms of equity compensation will immediately vest or otherwise become fully available to him.

The foregoing is a summary description of the terms of the Agreement and by its nature is incomplete. It is qualified in its entirety by the text of the Agreement, which is attached hereto as Exhibit 10.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyperion Solutions Corporation

May 18, 2006	By:	Robin Washington

Name: Robin Washington
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Hyperion Solutions Corporation and Jeffrey R. Rodek